Exhibit 10.1

AVIV REIT, INC.

2013 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Aviv REIT, Inc., a Maryland corporation (the “Company”), hereby grants to [ — ] (the “Holder”) as of [ — ] (the “Grant Date”), pursuant to the terms and conditions of the Aviv REIT, Inc. 2013 Long-Term Incentive Plan (the “Plan”), a restricted stock unit award (the “Award”) with respect to [ — ] shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), upon and subject to the restrictions, terms and conditions set forth in the Plan and this agreement (the “Agreement”). Capitalized terms not defined herein shall have the meanings specified in the Plan.

1. Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder accepts this Agreement by executing it in the space provided below and returning such original execution copy to the Company (or electronically accepting this Agreement within the Holder’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect).

2. Rights as a Stockholder. The Holder shall not be entitled to any privileges of ownership with respect to the shares of Common Stock subject to the Award unless and until, and only to the extent, such shares become vested pursuant to Section 3 hereof and the Holder becomes a stockholder of record with respect to such shares. As of each date on which the Company pays a cash dividend to record owners of shares of Common Stock (a “Dividend Date”), the number of shares subject to the Award shall increase by (a) the product of the total number of shares subject to the Award immediately prior to such Dividend Date multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such Dividend Date, divided by (b) the Fair Market Value of a share of Common Stock on such Dividend Date. Any such additional shares shall be subject to the same vesting conditions and payment terms set forth herein as the shares to which they relate.

3. Restriction Period and Vesting.

3.1. Vesting Conditions.

(a) Performance Periods. Except as otherwise provided in Section 3:

(i)	[ — ] of the original number of shares of Common Stock subject to the Award shall vest based on the TSR of the Common Stock and the performance, from [ — ] through [ — ], of the companies comprising the NAREIT Equity Index, subject to the Holder not experiencing a Termination through [ — ];

(ii)	[ — ] of the original number of shares of Common Stock subject to the Award shall vest based on the TSR of the Common Stock and the performance, from [ — ] through [ — ], of the companies comprising the Bloomberg Healthcare REIT Index that are included in such index on [ — ] through [ — ], subject to the Holder not experiencing a Termination through [ — ];

(iii)	[ — ] of the original number of shares of Common Stock subject to the Award shall vest based on the TSR of the Common Stock and the performance, from [ — ] through [ — ], of the companies comprising the NAREIT Equity Index, subject to the Holder not experiencing a Termination through [ — ]; and

(iv)	[ — ] of the original number of shares of Common Stock subject to the Award shall vest based on the TSR of the Common Stock and the performance, from [ — ] through [ — ], of the companies comprising the Bloomberg Healthcare REIT Index that are included in such index on [ — ] through [ — ], subject to the Holder not experiencing a Termination through [ — ].

(b) TSR and Comparator Groups. For purposes of Section 3, “TSR” shall be determined by dividing (i) the sum of (A) the difference between the Fair Market Value of the Common Stock on [ — ] and, as applicable, [ — ] or [ — ] (each a “Performance End Date”), and (B) dividends with an ex-dividend date on or after [ — ] and prior to or on the applicable Performance End Date, by (ii) the Fair Market Value of the Common Stock on [ — ]. Vesting will be based on percentile ranking as compared to the comparison group during the period from [ — ] through the applicable Performance End Date (each a “Performance Period”), with 200% of the target award vesting for achieving the 75th percentile or above, 150% of the target award vesting for achieving the 63rd percentile or above, 100% of the target award vesting for achieving the 50th percentile or above and 50% of the target award vesting for achieving the 30th percentile or above. The Award shall be interpolated between the foregoing percentiles; provided, however, that no portion of the Award shall vest as a result of a percentile ranking of the TSR versus the applicable comparator group described above being below the 30th percentile and; provided, further, that, if TSR is less than zero for any Performance Period, then the maximum payout as a percentage of Target, notwithstanding the foregoing, shall be 100% for such Performance Period. For the avoidance of doubt, “Target” for purposes of Section 3 shall mean one-third (1/3) of the original number of shares of Common Stock subject to the Award for each Performance Period. Attainment of the performance measures shall be determined and certified by the Committee as soon as administratively practicable (but no later than sixty (60) calendar days) following the applicable Performance End Date and prior to the settlement of the Award pursuant to Section 4 hereof.

(c) Restriction Period. The period of time during which any of the shares of Common Stock subject to the Award shall be unvested shall be referred to herein as the “Restriction Period.”

3.2. Change in Control. Upon a Change in Control, the Award shall be subject to Section 5.8 of the Plan.

3.3. Termination. If the Holder’s Termination occurs prior to the end of the Restriction Period for any reason, then the portion of the Award that was not vested immediately prior to such Termination shall be immediately forfeited by the Holder and cancelled by the Company.

4. Settlement of Award and Issuance or Delivery of Shares. With respect to each Performance Period, the portion of the Award subject to such Performance Period shall be settled in shares of Common Stock no later than March 15th of the calendar year immediately following the calendar year that includes the Performance End Date. Subject to Section 7, upon settlement, the Company shall direct that such shares of Common Stock be recorded by the Company’s transfer agent as held by the Holder in book entry form with any restrictions on such shares duly noted or, alternatively, the Company may deliver to the Holder certificate or certificates representing such shares. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 7.

5. Transfer Restrictions and Investment Representation.

5.1. Nontransferability of Award. The Award may not be transferred by the Holder other than by will, the laws of descent and distribution, pursuant to the designation of one or more beneficiaries on the form prescribed by the Company, to the Holder’s family members, a trust or entity established by the Holder for estate planning purposes or to a charitable organization designated by the Holder on the form prescribed by the Company. Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.

5.2. Investment Representation. The Holder hereby represents and covenants that (a) any share of Common Stock acquired upon the vesting of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (c) if requested by the Company, the Holder shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of vesting of any shares of Common Stock hereunder or (y) is true and correct as of the date of any sale of any such share, as applicable. As a further condition precedent to the delivery to the Holder of any shares of Common Stock subject to the Award, the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.

6. Restrictive Covenants.

6.1. Confidential Information. The Company’s employment of the Holder has resulted and will result in the Holder’s exposure and access to confidential and proprietary information, including without limitation the Company’s processes, administration and accounting systems, computer software, customer lists, vendor lists, lists, files and other information regarding existing, past, proposed or perspective tenants or other business partners, due diligence and other acquisition and investment information, financial information, projections and analysis models, technology, business strategies, business track record and personal information about the Company’s owners, directors, officers and employees which the

Holder did not have access to prior to his or her employment with the Company and which information is of great value to the Company, its owners, directors, officers and employees. The Holder shall not, other than on the Company’s behalf, at any time during the Holder’s employment with the Company and thereafter, make available, divulge, disclose or communicate in any manner whatsoever to anyone including, but not limited to, any person, firm, corporation, investor, member of the media or entity any such confidential or proprietary information, or use any such confidential or proprietary information for any purpose other than on the Company’s behalf, unless authorized to do so in writing by the General Counsel of the Company, required by law or court order, or such information has become publicly available other than by reason of a breach by the Holder of this Section 6.1 or of another individual’s or entity’s violation of an obligation not to disclose such information, which obligation is known to the Holder. Should the Holder be required by law or court order to disclose such confidential or proprietary information, the Holder shall give the General Counsel of the Company reasonable notice so as to allow the Company sufficient opportunity to challenge such application of the law or court order, or to otherwise attempt to limit the scope of such disclosure. This Agreement applies to all confidential and proprietary information of the Company, regardless of when such information is or was disclosed to the Holder.

6.2. Non-Solicitation. During the Holder’s employment with the Company and for a period of two (2) years thereafter, the Holder shall not, directly or indirectly, other than on the Company’s behalf:

(a) Induce or assist in the inducement of any employee or independent contractor to terminate or otherwise limit their relationship with the Company; or

(b) Solicit any tenant or potential tenant of the Company with respect to the Business. For purposes of this Section 6.2(b), (i) a tenant means any individual or entity with which the Company had a leasing, development, construction or similar relationship within the twenty-four (24) month period immediately preceding the Termination Date, and (ii) a potential tenant means any individual or entity which the Company solicited for such a relationship within the twelve (12) month period that immediately preceded the Termination Date.

6.3. Non-Disparagement. At no time shall the Holder, directly or indirectly, make (or cause to be made) to any person any disparaging, derogatory or other negative or false statement about or with respect to, or that otherwise reflects adversely upon, the Company (including its policies, practices, leasing arrangements, operations, employees, sales representatives, agents, officers, members, managers, partners or directors).

6.4. Patents, Copyrights, Trademarks and Other Property Rights. Any and all inventions, improvements, discoveries, formulas, technology, business strategies, management, administration and accounting systems, processes and computer software relating to the Business (whether or not patentable) discovered, developed or learned by the Holder during his or her employment with the Company are the sole and absolute property of the Company and are “works made for hire” as that term is defined in the copyright laws of the United States. The Company is the sole and absolute owner of all patents, copyrights, trademarks and other property rights to those items and the Holder will fully assist the Company, at the Company’s cost and expense, to obtain the patents, copyrights, trademarks or other property rights to all such inventions, improvements, discoveries, formulas, technology, business strategies, management, administration and accounting systems, processes or computer software. The Holder has been notified by the Company and understands that the foregoing provisions of this Section 6.4 do not apply to an invention for which no equipment, supplies, facilities, confidential, proprietary or trade secret information of the Company was used and which was developed entirely on the Holder’s own time, unless the invention: (a) relates directly to the Business; (b) relates directly to the Company’s actual or demonstrably anticipated research and development or (c) results from any work performed by the Holder for the Company.

6.5. Scope of Covenants. The Holder hereby acknowledges and agrees that the covenants and the time, activity and other limitations set forth in this Section 6 (or the lack thereof, as the case may be) are commercially reasonable and are properly required to protect the Company and its Business. If any such time or activity limitation (or the lack thereof) is determined to be unreasonable or otherwise unenforceable by a court or other tribunal of competent jurisdiction, the parties agree to the reduction of such time or activity limitations (including the imposition of such a limitation if it is missing) to such an area, period, scope of activity or other limitation as said court or other tribunal shall deem reasonable and enforceable under the circumstances. Also, if the Company seeks partial enforcement of this Section 6 as to only a time, scope of activity or other limitation that is reasonable, then the Company shall be entitled to such reasonable partial enforcement. If such reduction or (if the Company seeks partial enforcement) such partial enforcement is not possible, or if a court or other tribunal of competent jurisdiction declines for any or no reason to grant such reduction or partial enforcement, as applicable, then the unenforceable provision or portion thereof shall be severed as provided in Section 7.11, without affecting the remaining provisions of this Agreement.

6.6. Tolling. The period of time in which the Holder is required to act, or refrain from acting, pursuant to this Section 6 shall be tolled (shall not run) for so long as the Holder is in breach of any of Holder’s obligations hereunder.

6.7. Business. For purposes of this Section 6, “Business” shall mean the business activities conducted by or planned to be undertaken by the Company while the Holder is a holder of any Common Stock acquired pursuant to this Award or while the Holder is employed by the Company, including without limitation any business involving the ownership, acquisition, development, investing in and leasing of skilled nursing or other healthcare facilities.

7. Additional Terms and Conditions of Award.

7.1. Withholding Taxes.

(a) As a condition precedent to the delivery of the Common Stock upon the vesting of the Award, the Holder shall, upon request by the Company, pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If the Holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Holder.

(b) The Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Company, (ii) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments, (iii) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to the Holder having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments or (iv) any combination of (i), (ii) and (iii). Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Common Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.

7.2. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities subject to the Award shall be appropriately adjusted by the Committee. If any adjustment would result in a fractional security being subject to the Award, the Company shall pay the Holder in connection with the first vesting, in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (a) such fraction (rounded to the nearest hundredth) by (b) the Fair Market Value of such security on the vesting date as determined by the Committee. The decision of the Committee regarding any such adjustment and the Fair Market Value of any fractional security shall be final, binding and conclusive.

7.3. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the shares of Common Stock subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

7.4. Award Confers No Rights to Continued Employment or Service. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Agreement or the Plan, give or be deemed to give the Holder any right to continued employment or service by the Company, any Subsidiary or any Affiliate of the Company, or affect in any manner the right of the Company, any Subsidiary or any Affiliate of the Company to terminate the employment or service of any person at any time.

7.5. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Holder or by the Company forthwith to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on all parties.

7.6. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Holder and his or her heirs, executors, administrators, successors and assigns.

7.7. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Aviv REIT, Inc., Attn: General Counsel, 303

West Madison Street, Suite 2400, Chicago, IL 60606, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing through the United States mail or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

7.8. Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Maryland and construed in accordance therewith without giving effect to principles of conflicts of laws.

7.9. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan, including Section 5.8 relating to a Change in Control, and shall be interpreted in accordance therewith. The Holder hereby acknowledges receipt of a copy of the Plan.

7.10. Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.

7.11. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

7.12. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Holder, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

7.13. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

7.14. Code Section 409A.

(a) This Agreement is intended to be excepted from the requirements of section 409A of the Code or to avoid accelerated taxation and/or the imposition of any additional tax or penalty under section 409A of the Code, as applicable, and shall be interpreted and construed consistent with that intent. Notwithstanding such intention, the Board may, at any time and in its sole discretion and without the Holder’s prior consent, amend this Agreement, adopt policies and procedures or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt this Agreement from the application of section 409A of the Code, (ii) preserve the intended tax treatment of any such award or (iii) comply with the requirements of section 409A of the Code, including without limitation any such regulations guidance, compliance programs and other interpretive authority that may be issued after the date of grant.

(b) Holders (or their beneficiaries) shall be responsible for all taxes with respect to any awards under the Plan. The Board and the Company make no guarantees to any person regarding the tax treatment of awards or payments made under the Plan. Neither the Board nor the Company has any obligation to take any action to prevent the assessment of any additional tax or penalty on any Holder with respect to any award under section 409A of the Code or otherwise and none of the Company or any of its Affiliates, or any of their employees or representatives, shall have any liability to the Holder with respect thereto.

AVIV REIT, INC.

By:
Name:
Title:

Accepted this day of , 20